Exhibit 99.1

            W-H Energy Services Announces First Quarter 2007 Results

     HOUSTON--(BUSINESS WIRE)--April 27, 2007--W-H Energy Services, Inc. (NYSE:WHQ) announced first quarter net income of $35.8 million or $1.16 per share as compared to the $23.3 million or $0.77 per share reported for the same period in the prior year. In the preceding quarter, the Company reported net income of $32.3 million or $1.05 per share. Driving the sequential gain in quarterly earnings was greater utilization across many of the Company's service lines, particularly the international directional drilling and the measurement- and logging-while-drilling business.

     "We continue to make market share gains with the execution of our strategy of providing leading technology solutions to our customers, capitalizing on the growth of horizontal and directional drilling, and exploiting geographic growth opportunities," stated Ken White, President and CEO of W-H Energy.

     The Company projects that earnings per share will range from $1.12 to $1.18 for the quarter ending June 30, 2007. This guidance reflects the anticipated seasonal slowdown in the Company's Canadian operations.

     Revenues for the first quarter of $272.9 million were 35 percent higher than the first quarter of 2006 and were 15 percent higher than the preceding quarter. Domestic revenues increased 31 percent as compared to the first quarter of last year and were 10 percent higher than the preceding quarter. International revenues also increased 76 percent as compared to the first quarter of last year and were 55 percent higher than the preceding quarter.

     QUARTERLY SEGMENT RESULTS

     Drilling

     Revenues in the drilling segment were $179.3 million in the first quarter, 39 percent higher than the comparable period in the prior year and 19 percent higher than the preceding quarter. Operating income of $39.0 million was 57 percent higher than the comparable period in the prior year and 17 percent higher than the preceding quarter.

     Completion and workover

     First quarter revenues in the completion and workover segment were $93.6 million, 29 percent higher than the comparable period in the prior year and 7 percent higher than the preceding quarter. Operating income of $25.9 million recorded in the first quarter was 34 percent higher than the comparable period in the prior year and 5 percent higher than the preceding quarter.

     W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

     Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)

                                  Three Months Ended     Three Months
                                       March 31,             Ended
                              --------------------------  December 31,
                                  2007         2006           2006
                              ------------ ------------- -------------
                                           (as adjusted) (as adjusted)
Revenues                      $   272,887  $    201,809  $    238,339

Costs and Expenses:
   Cost of revenues               147,419       108,215       126,130
   Selling, general and
    administrative                 43,280        34,480        36,271
   Research and development         4,716         3,844         4,709
   Depreciation and
    amortization                   17,552        15,044        16,789
                              ------------ ------------- -------------
      Total costs and
       expenses                   212,967       161,583       183,899

      Operating income             59,920        40,226        54,440

Other expenses:
   Interest expense, net            1,993         2,175         2,327
   Other expense, net                  29            19            35
                              ------------ ------------- -------------
      Income before income
       taxes                       57,898        38,032        52,078

Provision for income taxes         22,074        14,705        19,778
                              ------------ ------------- -------------
      Net income              $    35,824  $     23,327  $     32,300
                              ============ ============= =============

Earnings per common share:
   Basic                      $      1.19  $       0.80  $       1.08
   Diluted                    $      1.16  $       0.77  $       1.05

Weighted average shares
 outstanding:
   Basic                       30,076,381    29,125,147    29,994,902
   Diluted                     30,868,389    30,162,139    30,785,985

(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                               March 31, December 31,
                                                  2007        2006
                                               --------- -------------
                                                         (as adjusted)
Assets:
    Cash and cash equivalents                  $ 23,805      $ 36,329
    Accounts receivable, net                    227,466       204,755
    Inventory                                    82,970        78,127
    Other current assets                         20,681        22,776
                                               --------- -------------
           Total current assets                 354,922       341,987

    Property and equipment, net                 369,064       343,496
    Other assets                                155,009       138,798
                                               --------- -------------
           Total assets                        $878,995      $824,281
                                               ========= =============


Liabilities and Shareholders' Equity:
    Accounts payable and accrued liabilities   $129,262      $121,427
                                               --------- -------------
           Total current liabilities            129,262       121,427

    Long-term debt (1)                          150,000       150,000
    Other liabilities                            67,107        57,630
                                               --------- -------------
           Total liabilities                    346,369       329,057

    Shareholders' equity                        532,626       495,224
                                               --------- -------------
           Total liabilities and shareholders'
            equity                             $878,995      $824,281
                                               ========= =============

(1) As of March 31, 2007, there was approximately $214.4 million available under the Company's revolving credit facility.

(2) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)

                              For the Three Months Ended:
                 -----------------------------------------------------
                 March 31,  Dec. 31,  Sept. 30,   June 30,  March 31,
                    2007     2006         2006     2006        2006
                 --------- -------------------------------- ----------
SEGMENTED                     (as        (as        (as        (as
 INFORMATION:               adjusted)  adjusted)  adjusted)  adjusted)
 Revenue:
  Drilling       $179,261   $150,810   $149,478   $134,607   $129,050
  Completion and
   workover        93,626     87,529     89,373     81,148     72,759
                 --------- ---------- ---------- ---------- ----------
   Total revenue $272,887   $238,339   $238,851   $215,755   $201,809
                 ========= ========== ========== ========== ==========

 Depreciation
  and
  amortization:
  Drilling        $10,573    $10,264     $9,556     $9,300     $9,443
  Completion and
   workover         6,933      6,475      6,013      5,899      5,521
  Corporate            46         50         55         57         80
                 --------- ---------- ---------- ---------- ----------
   Total
    depreciation
    and
    amortization  $17,552    $16,789    $15,624    $15,256    $15,044
                 ========= ========== ========== ========== ==========

 Operating
  income:
  Drilling (1)    $38,982    $33,470    $31,515    $26,638    $24,797
  Completion and
   workover        25,852     24,591     27,714     24,639     19,351
  Corporate        (4,914)    (3,621)    (4,771)    (4,647)    (3,922)
                 --------- ---------- ---------- ---------- ----------
   Total
    operating
    income        $59,920    $54,440    $54,458    $46,630    $40,226
                 ========= ========== ========== ========== ==========


(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.


     CONTACT: W-H Energy Services, Inc., Houston
              Shawn M. Housley, 713/974-9071